Exhibit T3B.24

Statuten

der

Intrum Investment Switzerland AG
(Intrum Investment Switzerland Ltd)

mit Sitz in Baar

I. Allgemeine Bestimmungen

Artikel 1: Firma, Sitz, Dauer

Unter der Firma

Intrum Investment Switzerland AG
(Intrum Investment Switzerland Ltd)

besteht eine Aktiengesellschaft (die "Gesellschaft") gemäss Art. 620 ff. OR mit Sitz in Baar. Die Dauer der Gesellschaft ist unbeschränkt.

Artikel 2: Zweck

Der Zweck der Gesellschaft besteht im Erwerb und im Eintreiben schwer einbringlicher Forderungen.

Die Gesellschaft ist Teil der Intrum Gruppe und richtet ihre Geschäftstätigkeit, soweit zulässig, auf die Gruppenziele aus. Dementsprechend kann die Gesellschaft im Interesse der Gruppe oder von einzelnen Gruppengesellschaften (inkl. ihrer direkten oder indirekten Muttergesellschaften sowie deren oder ihren direkten oder indirekten Tochtergesellschaften) Verträge abschliessen und insbesondere Darlehen oder andere Finanzierungen an solche Gruppengesellschaften gewähren und für deren Verbindlichkeiten Sicherheiten aller Art stellen, einschliesslich mittels Pfandrechten an oder Sicherungsübereignungen und Sicherungsabtretungen von Aktiven der Gesellschaft oder mittels Garantien jedwelcher Art, ob gegen Entgelt oder nicht.

Articles of Incorporation

of

Intrum Investment Switzerland AG
(Intrum Investment Switzerland Ltd)

with registered office in Baar

I. General Provisions

Article 1: Corporate Name, Registered Office, Duration

Under the corporate name

Intrum Investment Switzerland AG
(Intrum Investment Switzerland Ltd)

a company (the "Company") exists pursuant to art. 620 et seq. of the Swiss Code of Obligations ("CO") with its registered office in Baar. The duration of the Company is unlimited.

Article 2: Purpose

The Company's purpose is to purchase and collect distressed claims.

The Company is part of the Intrum Group and aligns its business operations with the group targets as far as permissible. Accordingly, the Company may in the interest of the group or of individual group companies (incl. its direct or indirect parent companies as well as their or its direct or indirect subsidiaries) enter into agreements and, in particular, grant loans or other financings to such group companies and provide securities of all sorts for their obligations, including by means of rights of pledge over or transfers for security purposes and assignments for security purposes of assets of the Company or by means of guarantees of any kind, whether for consideration or not.

MLaw Stephan F. Greber * Rechtsanwalt & Notar *

Statuten / Articles of Incorporation 2

Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und jede Art von Unternehmen erwerben, halten, veräussern oder finanzieren. Die Gesellschaft kann Grundstücke erwerben, halten und veräussern. Die Gesellschaft kann alle kommerziellen Tätigkeiten ausüben, welche direkt oder indirekt mit dem Zweck der Gesellschaft im Zusammenhang stehen, und alle Massnahmen ergreifen, die den Gesellschaftszweck angemessen zu fördern scheinen oder mit diesem im Zusammenhang stehen.

The Company may set up branch offices and subsidiaries in Switzerland and abroad and may acquire, hold, sell or finance any kind of company. The Company may acquire, hold, and sell real estate. The Company may engage in any kind of commercial activity that is directly or indirectly related to its purpose and take any measures which seem appropriate to promote the purpose of the Company, or which are connected with this purpose.

II. Aktienkapital

II. Share Capital

Artikel 3: Anzahl Aktien, Nominalwert, Art

Das Aktienkapital der Gesellschaft beträgt EUR 125'000 und ist eingeteilt in 125'000 Namenaktien mit einem Nennwert von je EUR 1.00. Die Aktien sind vollständig liberiert.

Article 3: Number of Shares, Nominal Value, Type

The share capital of the Company amounts to EUR 125'000 and is divided into 125'000 registered shares with a par value of EUR 1.00 per share. The share capital is fully paid-in.

Artikel 4: Aktienzertifikate, Anerkennung der Statuten

Jede Ausübung von Aktionärsrechten schliesst die Anerkennung der Gesellschaftsstatuten in der jeweils gültigen Fassung in sich ein.

Die Gesellschaft kann ihre Namenaktien in Form von Einzelurkunden, Zertifikaten über mehrere Aktien oder Wertrechten ausgeben. Der Gesellschaft steht es frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung des Aktionärs in einer der anderen Formen auszugeben. Die Gesellschaft trägt dafür die Kosten.

Der Aktionär hat keinen Anspruch auf Ausgabe von in bestimmter Form ausgegebenen Namenaktien in einer anderen Form. Insbesondere hat der Aktionär bei Namenaktien, die als Wertrechte ausgegeben sind, keinen Anspruch auf die Ausstellung von Wertpapieren. Er kann von der Gesellschaft aber jederzeit und kostenlos die Ausstellung von Beweisurkunden über die von ihm

Article 4: Share Certificates, Recognition of Articles

Any exercise of shareholders' rights automatically comprises recognition of the version of the articles of incorporation in force at the time.

The Company may issue its registered shares in the form of single share certificates, certificates representing several shares or uncertificated securities. The Company may at its own cost issue registered shares which are issued in one of these forms in another form without the consent of the shareholder.

The shareholder has no entitlement to the issuance of registered shares which are issued in a specific form in another form. In particular, in the case of registered shares issued in the form of uncertificated securities, the shareholder has no entitlement to have them issued as securities. The shareholder may however at any time and at the Company's cost, request the Company to issue gemass Aktienbuch gehaltenen Wertrechte verlangen. documentary evidence in respect of the uncertificated securities held by the shareholder pursuant to the share register. Artikel 5: Aktienund Wertrechtebuch, Verzeichnis uber die gemeldeten wirtschaftlich berechtigten Perso-nen Article 5: Share Ledger and Uncertificated Securities Book, Register of the Notified Beneficial Owners Der Verwaltungsrat fuhrt ein Aktienbuch, in welches die Eigentumer und Nutzniesser mit Namen und Adresse eingetragen werden. Im Verhaltnis zur Gesellschaft wird als Aktionar oder Nutzniesser nur anerkannt, wer im Aktienbuch eingetragen ist. The board of directors shall maintain a share ledger in which the names and addresses of the owners and usufructuaries shall be entered. In relation to the Company, only those shareholders and usufructuaries registered in the share ledger shall be recognized as such. Fur die Schaffung von Wertrechten erstellt die Gesellschaft ein Wertrechtebuch. For the creation of uncertificated securities, the Company establishes an uncertificated securities book. Die Gesellschaft oder ein von ihr beauftragter Dritter fuhrt in ubereinstimmung mit den anwendbaren gesetzlichen Bestimmungen ein Verzeichnis uber die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen. The Company shall maintain, or have a third party maintain, a register of the beneficial owners notified to the Company in accordance with applicable law. Das Aktienbuch und das Verzeichnis uber die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen sind so zu fuhren, dass in der Schweiz jederzeit darauf zugegriffen werden kann. The share ledger and the register of the beneficial owners notified to the Company shall be kept and stored in such manner that it can be accessed from within Switzerland at any time. Die Belege, die einer Eintragung oder einer Meldung zugrunde liegen, sind wahrend zehn Jahren nach der Streichung der eingetragenen Person aus dem Aktienbuch bzw. aus dem Verzeichnis uber die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen aufzubewahren. The supporting documentation for the registration or notification shall be kept for a minimum of ten years after the deletion of a person from the share ledger or from the register of the beneficial owners notified to the Company. Der Verwaltungsrat sorgt dafur, dass das Aktienbuch, das Verzeichnis uber die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen, die Geschaftsbucher sowie die diesen zugrunde liegenden Belege wahrend mindestens zehn Jahren nach der Loschung der Gesellschaft und in Ubereinstimmung mit den anwendbaren gesetzlichen Bestimmungen aufbewahrt werden. The board of directors ensures the safekeeping of the share ledger, the register of the beneficial owners notified to the Company and the books and records as well as the corresponding supporting documents for a minimum of ten years after the deregistration of the Company and in accordance with applicable law.

Die Gesellschaft kann nach Anhorung des Betroffenen Eintragungen im Aktienbuch streichen. wenn diese durch falsche Angaben des Erwerbers zustande gekommen sind. Der Erwerber muss uber die Streichung sofort informiert werden. The Company may, after consulting with the affected person, cancel entries in the share ledger if such entries were based on false information given by the acquirer. The acquirer shall be informed of the cancellation immediately. III. Generalversammlung III. Shareholders’ Meeting Artikel 6: Ordentliche und ausserordentliche Generalversammlung Article 6: Ordinary and Extraordinary Shareholders’ Meetings Die ordentliche Generalversammlung findet jedes Jahr innerhalb von sechs Monaten nach Abschluss des Geschaftsjahrs statt. The ordinary shareholders’ meeting shall be held annually within six months after the close of the business year. Ausserordentliche Generalversammlungen werden einberufen. sooft es notwendig ist, insbesondere in den vom Gesetz vorgesehenen Fallen. Extraordinary shareholders’ meetings shall be convened whenever necessary, especially when provided for by law. Artikel 7: Einberufung Article 7: Convening Die Generalversammlung wird durch den Verwaltungsrat, notigenfalls durch die Revisionsstelle einberufen. Das Einberufungsrecht steht auch den Liquidatoren zu. The shareholders’ meeting shall be convened by the board of directors and, if need be, by the auditor. The liquidators shall also be entitled to convene a shareholders’ meeting. Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionaren, die zusammen mindestens zehn Prozent des Aktienkapitals oder der Stimmen vertreten, verlangt werden. Einberufung und Traktandierung werden schriftlich unter Angabe der Verhandlungsgegenstande und der Antrage anbegehrt. Der Verwaltungsrat hat die Generalversammlung innert 60 Tagen seit Empfang des Begehrens einzuberufen. One or more shareholders, representing at least ten per cent of the share capital or of the votes of the Company, may also request that a shareholders’ meeting be held. Such request and agenda items to be included must be submitted in writing, setting forth the items to be discussed and the proposals to be decided upon. The shareholders’ meeting shall be convened by the board of directors within 60 days of receipt of such a request. Aktionare konnen die Traktandierung von Verhandlungsgegenstanden und die Aufnahme von Antragen zu Verhandlungsgegenstanden in die Einberufung der Generalversammlung verlangen. sofern sie zusammen mindestens funf Prozent des Aktienkapitals oder der Stimmen vertreten. One or more shareholders may request that items be included on the agenda and that proposals with regard to agenda items be included in the notice convening the shareholders’ meeting, provided that they together represent at least five percent of the share capital or of the votes. Die Generalversammlung ist spatestens zwanzig Tage vor dem Versammlungstag auf schriftlichem Weg oder in elektronischer Form an die im At least twenty days prior to the date of the shareholders’ meeting, notice of the shareholders’ meeting shall be sent in writing or by electronic means to the shareholders listed in the share

Statuten / Articles of Incorporation 5

Aktienbuch aufgelisteten Aktionäre einzuberufen. In der Einberufung sind neben Datum, Zeit, Art und Ort der Versammlung die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates, allfällige Anträge der Aktionäre samt kurzer Begründung und gegebenenfalls der Name und die Adresse des unabhängigen Stimmrechtsvertreters bekanntzugeben.

ledger. The notice shall state the date, time, form and place of the meeting, the agenda as well as the proposals of the board of directors, if necessary the proposals of the shareholders, including a short explanation, and if necessary the name and the address of the independent proxy.

Über Gegenstände, die nicht in dieser Weise angekündigt worden sind, können unter dem Vorbehalt der Bestimmungen über die Universalversammlung keine Beschlüsse gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchführung einer Sonderuntersuchung oder auf Wahl einer Revisionsstelle infolge eines Begehrens eines Aktionärs.

Subject to the provisions concerning the shareholders' meeting without prior notice, no resolutions may be adopted regarding matters which have not been announced in this manner, except regarding a proposal to convene an extraordinary shareholders' meeting, to carry out a special investigation or to elect an auditor upon the request of a shareholder.

Spätestens zwanzig Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht zugänglich zu machen. Sofern die Unterlagen nicht elektronisch zugänglich sind, kann jeder Aktionär verlangen, dass ihm diese rechtzeitig zugestellt werden.

The annual business report and the auditors' report must be made available for inspection by the shareholders at least twenty days prior to the date of the ordinary shareholders' meeting. In case the documents are not made available electronically, any shareholder may request a copy of the documents to be provided in due time.

Artikel 8: Universalversammlung und Zustimmung zu einem Antrag

Article 8: Meeting Without Prior Notice and consent to a proposal

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung geltenden Vorschriften abhalten (Universalversammlung).

The shareholders and duly appointed proxies who jointly represent the totality of the shares may hold a shareholders' meeting without observing the provisions for the convening of the shareholders' meeting, provided that no objection is raised.

Solange die Eigentümer oder Vertreter sämtlicher Aktien teilnehmen, kann in dieser Versammlung über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände verhandelt und gültig Beschluss gefasst werden.

Insofar as the shareholders and duly appointed proxies of all shares participate, all matters falling within the business of the ordinary shareholders' meeting can be discussed and resolutions passed in relation to these.

Sofern nicht ein Aktionär oder dessen Vertreter die mündliche Beratung verlangt, kann eine Generalversammlung auch ohne Einhaltung der für die Einberufung geltenden Vorschriften abgehal-

Unless a shareholder or her/his duly appointed proxy requests an oral deliberation, a shareholders' meeting may also be held without complying with the rules applicable to the convening of meetings if the resolutions are passed in writing on paper or in electronic form.

MLaw Stephan F. Greber Rechtsanwalt & Notar

ten werden, wenn die Beschlusse auf schriftli-chem Weg auf Papier oder in elektronischer Form erfolgen. Artikel 9: Tagungsort Article 9: Venue Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung. Die Generalversammlung kann im Ausland durchgefuhrt werden. sofern ein unabhangiger Stimmrechtsvertreter bezeichnet wird. Sofern alle Aktionare damit einverstanden sind, kann der Verwaltungsrat auf die Bezeich-nung eines unabhangigen Stimmrechtsvertreters verzichten. The board of directors shall determine the venue of the shareholders’ meeting. The shareholders’ meeting may be held abroad, provided that an independent proxy is designated. If all the shareholders consent, the board of directors can waive the nomination of an independent proxy. Die Generalversammlung kann mit elektronischen Mitteln ohne Tagungsort durchgefuhrt werden. Bei einer Generalversammlung mit elektronischen Mitteln ohne Tagungsort kann auf die Bezeichnung eines unabhangigen Stimmrechtsvertreters verzichtet werden. The shareholders’ meeting may be held by electronic means without a venue. If the shareholders’ meeting is held by electronic means without a venue, the appointment of an independent proxy may be waived. Artikel 10: Vorsitz, Protokolle Article 10: Chair, Minutes Den Vorsitz der Generalversammlung fuhrt der Prasident, bei dessen Verhinderung ein anderes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung gewahlter Tagesprasident. The shareholders’ meeting shall be chaired by the chairperson, or, in her/his absence, by another member of the board of directors, or by another person elected for that day by the shareholders’ meeting. Der Verwaltungsrat sorgt fur die Fuhrung des Protokolls, das vom Vorsitzenden und vom Protokollfuhrer zu unterzeichnen ist. The board of directors is responsible for keeping the minutes, which have to be signed by the chairperson and by the secretary. Artikel 11: Befugnisse Article 11: Authorities Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen die folgenden unubertragbaren Befugnisse zu: The shareholders’ meeting is the supreme corporate body of the Company and has the following non-transferable powers: 1. Festsetzung und Anderung der Statuten; 1. adoption and amendment of the articles of incorporation; 2. Wahl und Abberufung der Mitglieder des Verwaltungsrates und der Revisionsstelle; 2. election and removal of the members of the board of directors and the auditor; 3. Genehmigung des Lageberichts und alien-falls der Konzernrechnung; 3. approval of the management report and the consolidated statements of account, if any;

4. Genehmigung der Jahresrechnung sowie Beschlussfassung uber die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende und der Tantieme; 4. approval of the financial statements and resolution on the use of the balance sheet profit, in particular on the declaration of dividends and of profit sharing by members of the board of directors; 5. Festsetzung der Zwischendividende und Genehmigung des dafur erforderlichen Zwischenabschlusses; 5. adoption of the interim dividend and approval of the required interim financial statements; 6. Beschlussfassung uber die Ruckzahlung der gesetzlichen Kapitalreserve; 6. resolution on the repayment of the statutory capital reserve: 7. Entlastung der Mitglieder des Verwaltungsrates; 7. release of the members of the board of directors from their liability; 8. Beschlussfassung uber die Gegenstande, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind. 8. passing of resolutions on matters which are reserved to the shareholders’ meeting by law or by the articles of incorporation. Artikel 12: Beschlussfassung Article 12: Resolutions Jede Aktie berechtigt zu einer Stimme. Jeder Aktionar kann sich in der Generalversammlung durch einen Dritten vertreten lassen. Die Berechtigung zur Vertretung eines Aktionars ist in der Regel durch eine schriftliche Vollmacht des Aktionars auszuweisen. Der Verwaltungsrat kann aber auch weitere Formen der Berechtigung gegenuber der Gesellschaft zulassen. Der Vertreter muss nicht Aktionar der Gesellschaft sein. Each share carries one vote. Each shareholder may be represented at the shareholders’ meeting by another person. In general, the authorization to represent a shareholder must be evidenced by a written proxy of the shareholder. However, the board of directors may also allow other forms of authorization vis-a-vis the Company. The proxy need not be a shareholder of the Company. Die Generalversammlung fasst ihre Beschlusse und vollzieht ihre Wahlen mit der Mehrheit der vertretenen Aktienstimmen, soweit nicht das Gesetz oder die Statuten abweichende Bestimmungen enthalten. Kommt bei Wahlen im ersten Wahlgang die Wahl nicht zustande, findet ein zweiter Wahlgang start, in dem das relative Mehr entscheidet. Der Vorsitzende hat keinen Stichentscheid. The shareholders’ meeting shall adopt its resolutions and carry out its elections with the majority of the share votes represented, to the extent that neither the law nor the articles of incorporation provide otherwise. If an election cannot be completed upon the first ballot, there shall be a second ballot at which the relative majority shall decide. The chairperson does not have the casting vote. Die Wahlen und Abstimmungen finden often statt, sofern nicht der Vorsitzende oder die Aktionare, welche mindestens zehn Prozent des Aktienkapitals vertreten, verlangen, dass sie geheim erfolgen. Elections are made and resolutions adopted by open ballot, provided that neither the chairperson nor shareholders representing at least ten per cent of the share capital request a secret ballot.

Artikel 13: Wichtige Beschlusse Article 13: Important Resolutions Ein Beschluss der Generalversammlung. der mindestens zwei Drittel der vertretenen Aktienstim-men und die Mehrheit der vertretenen Aktien-nennwerte auf sich vereinigt. ist erforderlich fur: A resolution of the shareholders’ meeting adopted by at least two thirds of the represented share votes and the majority of the represented share par values is required for: 1. die Anderung des Gesellschaftszwecks; 1. the change of purpose of the Company; 2 die Zusammenlegung von Aktien, soweit dafur nicht die Zustimmung aller betroffenen Aktionaren erforderlich ist; 2. the merging of shares, unless the approval of all the shareholders concerned is required: 3. die Kapitalerhohung aus Eigenkapital. ge-gen Sacheinlagen oder durch Verrechnung mit einer Forderung und die Gewahrung von besonderen Vorteilen: 3. an increase of capital out of equity, against contributions in kind or by setting off a claim, and the granting of special benefits: 4. die Einschrankung oder Aufhebung des Be-zugsrechts; 4. the limitation or withdrawal of the preemptive right; 5. die Umwandlung von Partizipationsschei-nen in Aktien; 5. the transformation of participation certificates into shares; 6. die Beschrankung der Ubertragbarkeit von Namenaktien; 6. the restriction of the transferability of registered shares; 7. die Einfuhrung von Stimmrechtsaktien; 7. the creation of shares with privileged voting rights; 8. den Wechsel der Wahrung des Aktienkapi-tals; 8. the change of the currency of the share capital; 9. die Einfuhrung des Stichentscheids des Vorsitzenden in der Generalversammlung; 9. the introduction of the casting vote of the chairperson of the shareholders’ meeting; 10. eine Statutenbestimmung zur Durchfuhrung der Generalversammlung im Ausland; 10. a statutoryclause that the shareholders’ meeting can be held outside of Switzerland; 11. die Verlegung des Sitzes der Gesellschaft; 11. the transfer of the registered office of the Company; 12. die Einfuhrung einer statutarischen Schiedsklausel; 12. the introduction of an arbitration clause in the articles of incorporation; 13. der Verzicht auf die Bezeichnung eines unabhangigen Stimmrechtsvertreters fur die Durchfuhrung einer virtuellen Generalversammlung der Gesellschaft; 13. the waiving of naming an independent proxy for the carrying through of a virtual shareholders’ meeting of the Company; 14. die Auflosung der Gesellschaft. 14. the dissolution of the Company*

Statuten / Articles of Incorporation 9

Für Beschlüsse über die Fusion, Spaltung oder Umwandlung gelten die Bestimmungen des Fusionsgesetzes.

IV. Verwaltungsrat

Artikel 14: Anzahl, Amtsdauer, Konstituierung

Der Verwaltungsrat besteht aus einem oder mehreren Mitgliedern. Er wird in der Regel in der ordentlichen Generalversammlung und jeweils für die Dauer von einem Jahr gewählt. Die Amtsdauer der Mitglieder des Verwaltungsrates endet mit dem Tag der nächsten ordentlichen Generalversammlung. Vorbehalten bleiben vorheriger Rücktritt und Abberufung. Neue Mitglieder treten in die Amtsdauer derjenigen ein, die sie ersetzen. Die Mitglieder des Verwaltungsrates sind jederzeit wieder wählbar. Der Verwaltungsrat konstituiert sich selbst. Er bezeichnet seinen Präsidenten.

Artikel 15: Einberufung, Beschlüsse, Protokoll

Der Verwaltungsrat versammelt sich auf Einladung des Präsidenten oder auf schriftliches Begehren eines Mitglieds.

Der Verwaltungsrat ist beschlussfähig, wenn die Mehrheit seiner Mitglieder anwesend ist. Er fasst seine Beschlüsse und vollzieht seine Wahlen mit der Mehrheit der abgegebenen Stimmen. Bei Stimmengleichheit hat der Vorsitzende den Stichentscheid.

Kein Präsenzquorum ist erforderlich, wenn ausschliesslich die erfolgte Durchführung einer Kapitalerhöhung oder Kapitalherabsetzung oder einer nachträglichen Leistung von Einlagen auf nicht voll liberierte Aktien festzustellen und die anschliessend vorzunehmende Statutenänderung zu beschliessen ist (Art. 652g, 653g und 653o OR).

Resolutions on mergers, demergers, or conversions shall be governed by the Swiss Merger Act.

IV. Board of Directors

Article 14: Number, Tenure, Organization

The board of directors consists of one or several members. The members of the board of directors shall, as a rule, be elected by the ordinary shareholders' meeting in each case for a term of office of one year. The term of office of the members of the board of directors shall, subject to prior resignation and removal, expire on the day of the next ordinary shareholders' meeting. New members assume the remaining length of term of the members they replace. The members of the board of directors may be re-elected without limitation. The board of directors constitutes itself. It appoints its chairperson.

Article 15: Convening of Meeting, Resolutions, Minutes

A meeting of the board of directors is convened by its chairperson or upon the written request of one of its members.

The adoption of a resolution by the board of directors requires that the majority of its members be present. The board of directors adopts its resolutions and carries out its elections by means of the simple majority of the votes cast. In case of a tie, the chairperson has the casting vote.

No special attendance quorum shall be required if the sole purpose of the meeting is to ascertain the fact that the Company has increased or decreased its capital or of a subsequent payment of contributions on not fully paid-up shares, and to adopt a resolution on the ensuing amendment of the articles of incorporation (art. 652g, 653g and 653o CO).

MLaw Stephan F. Greber
Rechtsanwalt & Notar

Statuten / Articles of Incorporation 10

Sitzungen können auch mit elektronischen Mitteln ohne Tagungsort durchgeführt werden.

Meetings may also be held by electronic means without a meeting venue.

Über die Verhandlungen und Beschlüsse des Verwaltungsrates ist ein Protokoll zu führen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer des Verwaltungsrates zu unterzeichnen.

Minutes shall be kept of the deliberations and resolutions of the board of directors. The minutes shall be signed by the chairperson and the secretary of the meeting.

Beschlüsse können auch auf schriftlichem Weg auf Papier oder in elektronischer Form gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt. Bei Beschlussfassung auf elektronischem Weg ist keine Unterschrift erforderlich. Bei Beschlüssen auf schriftlichem Weg oder in elektronischer Form ist die absolute Mehrheit des Verwaltungsrates zur Beschlussfassung erforderlich.

Resolutions may also be passed in writing on paper or in electronic form if no member requests that the resolution be discussed in a meeting. No signature is required if the resolutions are passed by using electronic means. Such written resolutions and resolutions in electronic form shall only pass if adopted by the absolute majority of the votes of the board of directors.

Artikel 16: Oberleitung, Delegation

Article 16: Ultimate Management, Delegation

Dem Verwaltungsrat obliegen die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.

The board of directors is entrusted with the ultimate management of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the articles of incorporation, or the by-laws.

Der Verwaltungsrat kann die Geschäftsführung oder einzelne Teile derselben sowie die Vertretung der Gesellschaft an eine oder mehrere Personen, Mitglieder des Verwaltungsrates oder Dritte übertragen. Er kann ein Organisationsreglement erlassen, welches auch weitergehende Regelungen zur Organisation und den Kompetenzen und Pflichten des Verwaltungsrates enthalten kann.

The board of directors may entrust the management and the representation of the Company wholly or in part to one or several persons, members of the board of directors or third parties. The board of directors may adopt organization by-laws which may contain further provisions relating to the organization and the authorities and duties of the board of directors.

Artikel 17: Aufgaben

Article 17: Duties

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:

1. Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;

The board of directors has the following non-transferable and inalienable duties:

1. to ultimately manage the Company and issue the necessary directives;

MLaw Stephan F. Greber Rechtsanwalt Notar

Statuten / Articles of Incorporation 11

2. Festlegung der Organisation;
3. Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung;
4. Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;
5. Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;
6. Erstellung des Geschäftsberichts sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;
7. Einreichung eines Gesuchs um Nachlassstundung und Benachrichtigung des Gerichts im Falle der Überschuldung;
8. Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht vollständig liberierte Aktien;
9. Beschlussfassung über die Feststellung von Kapitalveränderungen und daraus folgende Statutenänderungen;
10. Prüfung der gesetzlichen Anforderungen an die Revisionsstelle.

Artikel 18: Vergütung

Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie allenfalls auf eine ihrer Tätigkeit entsprechende Vergütung, die der Verwaltungsrat selbst festlegt.

Artikel 19: Vertretung

Die Gesellschaft muss durch eine Person vertreten werden können, die Wohnsitz in der Schweiz hat. Dieses Erfordernis kann durch ein Mitglied des Verwaltungsrates oder einen Zeichnungsberechtigten erfüllt werden.

2. to determine the organization;
3. to structure the accounting system, the financial control and the financial planning;
4. to appoint and remove the persons entrusted with the management and the representation of the Company and to regulate signing authorities;
5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the articles of incorporation, the by-laws and directives;
6. to prepare the business report as well as the shareholders' meeting and to implement the resolutions adopted by the shareholders' meeting;
7. to file an application for a composition moratorium and to notify the court in the event of over-indebtedness;
8. to adopt resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;
9. to confirm changes in share capital and amend the articles of incorporation accordingly;
10. to examine the statutory requirements of the auditor.

Article 18: Compensation

The members of the board of directors are entitled to reimbursement of their expenses incurred in the interest of the Company and possibly to compensation corresponding to their activities, as determined by the board of directors.

Article 19: Representation

The Company must be capable of being represented by a person who is domiciled in Switzerland. This requirement can be fulfilled by a member of the board of directors or a person with signing authority.

V. Revisionsstelle V. Auditor Artikel 20: Wahl, Anforderungen Article 20: Election, Qualification Die Generalversammlung wahlt eine Revisionsstelle. Sie kann auf eine Wahl einer Revisionsstelle verzichten, wenn: The shareholders’ meeting elects an auditor. It may dispense with the election of an auditor if: a) die Gesellschaft nicht zur ordentlichen Revision verpflichtet ist; a) the Company is not obliged to undertake an ordinary audit; b) samtliche Aktionare zustimmen; und b) all shareholders agree: and c) die Gesellschaft nicht mehr als zehn Voll-zeitstellen im Jahresdurchschnitt hat. c) the Company has no more than ten full-time positions on annual average. Der Verzicht gilt auch fur die nachfolgenden Jahre. Jeder Aktionar hat jedoch das Recht, spa-testens zehn Tage vor der Generalversammlung die Durchfuhrung einer eingeschrankten Revision und die Wahl einer entsprechenden Revisionsstelle zu verlangen. Die Generalversammlung darf in diesem Fall bis zum Vorliegen des Revi-sionsberichts uber die Genehmigung der Jahres-rechnung sowie uber die Verwendung des Bilanz-gewinns, insbesondere die Festsetzung der Divi-dende, keinen Beschluss fassen. The dispensation is also valid for subsequent years. Each shareholder, however, has the right to request, at least ten days prior to the shareholders’ meeting, the carrying out of a limited audit and the election of an appropriate auditor. In this case, the shareholders’ meeting may not pass any resolution on the approval of the financial statements and the use of the balance sheet profits, in particular the determination of dividends, until the auditor’s report becomes available. Als Revisionsstelle konnen eine oder mehrere na-tiirliche oder juristische Personen oder Personen-gesellschaften gewahlt werden. One or several individuals or corporate bodies or partnerships may be elected as auditor. Die Revisionsstelle muss ihren Wohnsitz, ihren Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben. Hat die Gesellschaft mehrere Revisionsstellen, so muss zumindest eine diese Voraussetzungen erfullen. The auditor must have its residence, or its registered office or a registered branch in Switzerland. If the company has several auditors, at least one auditor must fulfill this requirement. Die Revisionsstelle muss nach Art. 728 bzw. 729 OR unabhangig sein. According to art. 728 and/or 729 CO, the auditor must be independent. Die Revisionsstelle wird fur ein Geschaftsjahr gewahlt. Ihr Amt endet mit der Abnahme der letzten Jahresrechnung. Eine Wiederwahl ist moglich. Eine Abberufung ist nur aus wichtigen Grunden moglich. The auditor is elected for one business year. Its term of office terminates with the approval of the last financial statements. A re-election is possible. A dismissal is only possible for important reasons.

Statuten / Articles of Incorporation 13

Artikel 21: Aufgaben

Wird eine Revisionsstelle bestimmt, obliegen ihr die gesetzlichen Rechte und Pflichten gemäss Art. 727 ff. OR.

Erfolgt eine ordentliche Revision, so muss die Revisionsstelle an der Generalversammlung anwesend sein. Die Generalversammlung kann durch einstimmigen Beschluss auf die Anwesenheit der Revisionsstelle verzichten.

VI. Verschiedenes

Artikel 22: Geschäftsjahr, Jahresrechnung

Der Verwaltungsrat bestimmt den Beginn und das Ende eines Geschäftsjahrs.

Die Jahresrechnung, bestehend aus der Erfolgsrechnung, der Bilanz und dem Anhang, wird gemäss den Vorschriften des Schweizerischen Obligationenrechts aufgestellt.

Artikel 23: Mitteilungen und Bekanntmachungen

Einberufung und Mitteilungen erfolgen auf schriftlichem Weg oder in elektronischer Form an die im Aktienbuch eingetragenen Aktionäre. Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt (SHAB).

Artikel 24: Liquidation

Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.

Die Liquidation der Gesellschaft erfolgt nach Massgabe der Art. 742 ff. OR. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) auch freihändig zu verkaufen.

Article 21: Duties

If an auditor is elected, its rights and obligations are those set forth in art. 727 et seq. CO.

If an ordinary audit has taken place, the statutory auditor must be present at the shareholders' meeting. The shareholders' meeting can unanimously resolve not to have the auditor present at the meeting.

VI. Miscellaneous

Article 22: Business Year, Financial Statements

The board of directors determines the beginning and the end of the business year.

The financial statements, consisting of the profit and loss statement, the balance sheet and the annex, shall be drawn up in accordance with the provisions of the Swiss Code of Obligations.

Article 23: Notices and Announcements

Notices and announcements are sent in writing or by electronic means to the shareholders registered in the share ledger. The publication instrument of the Company is the Swiss Official Journal of Commerce.

Article 24: Liquidation

The liquidation shall be carried out by the board of directors to the extent that the shareholders' meeting has not entrusted the same to other persons.

The liquidation of the Company shall take place in accordance with art. 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

MLaw Stephan F. Greber
Rechtsanwalt & Notar

Artikel 25: Verbindlicher Originaltext Article 25: Original Text Binding Massgebender Text der vorliegenden Statuten ist der deutsche Text. The authoritative text of these articles of incorpo- ration is the German text. Baar, 28. November 2023 Baar. November 28. 2023

Statuten / Articles of Incorporation 15

Inhaltsverzeichnis
Table of Contents

I. Allgemeine Bestimmungen 1
I. General Provisions 1

Artikel 1: Firma, Sitz, Dauer 1
Article 1: Corporate Name, Registered Office, Duration 1

Artikel 2: Zweck 1
Article 2: Purpose 1

II. Aktienkapital 2
II. Share Capital 2

Artikel 3: Anzahl Aktien, Nominalwert, Art 2
Article 3: Number of Shares, Nominal Value, Type 2

Artikel 4: Aktienzertifikate, Anerkennung der Statuten 2
Article 4: Share Certificates, Recognition of Articles 2

Artikel 5: Aktien- und Wertrechtebuch, Verzeichnis über die gemeldeten wirtschaftlich berechtigten Personen 3
Article 5: Share Ledger and Uncertificated Securities Book, Register of the Notified Beneficial Owners 3

III. Generalversammlung 4
III. Shareholders' Meeting 4

Artikel 6: Ordentliche und ausserordentliche Generalversammlungen 4
Article 6: Ordinary and Extraordinary Shareholders' Meetings 4

Artikel 7: Einberufung 4
Article 7: Convening 4

Artikel 8: Universalversammlung und Zustimmung zu einem Antrag 5
Article 8: Meeting Without Prior Notice and consent to a proposal 5

Artikel 9: Tagungsort 6
Article 9: Venue 6

Artikel 10: Vorsitz, Protokolle 6
Article 10: Chair, Minutes 6

Artikel 11: Befugnisse 6
Article 11: Authorities 6

Artikel 12: Beschlussfassung 7
Article 12: Resolutions 7

Artikel 13: Wichtige Beschlüsse 8
Article 13: Important Resolutions 8

IV. Verwaltungsrat 9
IV. Board of Directors 9

Artikel 14: Anzahl, Amtsdauer, Konstituierung 9
Article 14: Number, Tenure, Organization 9

Artikel 15: Einberufung, Beschlüsse, Protokoll 9
Article 15: Convening of Meeting, Resolutions, Minutes 9

MLaw Stephan F. Greber
Rechtsanwalt & Notar

Artikel 16: Oberleitung, Delegation 10 Article 16: Ultimate Management, Delegation 10 Artikel 17: Aufgaben 10 Article 17: Duties 10 Artikel 18: Verglütung 11 Article 18: Compensation 11 Artikel 19: Vertretung 11 Article 19: Representation 11 V. Revisionsstelle 12 V Auditor 12 Artikel 20: Wahl. Anforderungen 12 Article 20: Election, Qualification 12 Artikel 21: Aufgaben 13 Article 21: Duties 13 VI. Verschiedenes 13 VI. Miscellaneous 13 Artikel 22: Geschäftsjahr, Jahresrechnung 13 Article 22: Business Year, Financial Statements 13 Artikel 23: Mitteilungen und Bekanntmachungen 13 Article 23: Notices and Announcements 13 Artikel 24: Liquidation 13 Article 24:Liquidation 13 Artikel 25: Verbindlicher Originaltext 14 Article 25: Original Text Binding 14

Beglaubigung Der unterzeichnete Notar des Kantons Zug. Rechtsanwalt MLaw Stephan F. Greber, Gubelstrasse 22, 6300 Zug, bescheinigt, dass diese Statuten. umfassend 16 Seiten (ohne Beglaubigung), an der heutigen Grundungsversammlung der Intrum Investment Switzerland AG (Intrum Investment Switzerland Ltd) mit Sitz in Baar. vorlagen und der einstimmig genehmigten Fassung entsprechen. Zug, 28. No vember 2023 Der Notar: